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                                                                   EXHIBIT 10.44

                                                                    [ASYST LOGO]

                                                        ASYST TECHNOLOGIES, INC.
                                                        48761 KATO ROAD
April 5, 2004                                           FREMONT, CA 94538

                                                        Tel: 510.661.5000
                                                        Fax: 510.661.5166

PRIVATE AND CONFIDENTIAL

To: Mr. Warren Kocmond, Jr.

Dear Warren:

This letter is intended to confirm the terms of your offer of employment with Asyst Technologies, Inc. ("Asyst"). This offer, and your position with Asyst, is subject to formal approval by Asyst's Board of Directors.

I am pleased to offer you a position, as Sr. Vice President, Worldwide Manufacturing Operations, with responsibilities for all production and manufacturing costs of ATI products including Asyst Japan, Management of the Solectron contract and relationship, Gross margin management/improvement of Asyst products worldwide including Asyst Shinko, Asyst Technologies and Asyst Japan and Company wide Operational Reviews and Operational Performance. This position is deemed a "corporate officer" position within Asyst and reports to me. You will have the broad functional responsibilities that accompany this position and are customary for a corporate officer.

Your primary job location would initially by at Asyst's offices located at 48761 Kato Road, Fremont, California, and at such other places as Asyst may direct over time. Your date of actual hire and commencement of employment with Asyst would be determined upon acceptance of this offer.

Asyst is pleased to offer you the following compensation package:

BASE SALARY: Your annual base salary will be $275,000 ($10,576.92 per pay period
- 26 pay periods per year) (before withholdings for applicable taxes, benefits and other deductions). You would also be eligible to participate in periodic performance appraisals in accordance with current company practice. You will be eligible for vacation days and PTO accrual, consistent with Asyst policies, as well as customary or Company-declared "shut-down" periods.

MANAGEMENT BONUS PLAN: You will be eligible to participate in the Company's management performance-based bonus plan for the current fiscal year ending March 31, 2005 ("FY 2005"), at a target of 65% of your annual base salary conditioned upon 100% achievement of Company, team and your individual objectives. I will meet with you during the first few weeks of your employment to agree on your individual objectives for FY 2005. The performance-based bonus plan will be structured in such a way that should you, your team and the Company exceed certain objectives (which may include Company profitability objectives), your actual performance-based bonus payout could be greater than the targeted payout amount noted above. The bonus is payable in Company stock and/or cash, as determined by the Compensation Committee, and the bonus determination and payout is currently expected in June 2005, after the completion of FY 2005 year end close and audit. The bonus amount to be paid will be pro rated to reflect the term of your employment during FY 2005. A guaranteed portion of this FY 2005 target bonus in the amount of $150,000 will be payable to you as of October 1, 2004, subject to your continuous employment in good standing through that date. This bonus payment will be made through the normal payroll process, subject to customary and designated withholdings, taxes, benefits and other deductions. If your FY05 bonus is calculated to be more than $150,000, then this amount will be credited against and deducted from any management performance-based bonus determined to be payable to you for the full FY 2005. If your FY05 bonus is calculated to be less than $150,000, you will not be required to repay the difference.

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Mr. Warren Kocmond
April 5, 2004
Page 2 of 3

The targets, terms and eligibility of future management performance-based bonus plans will be determined by the Compensation Committee, in its discretion.

STOCK OPTIONS: You will receive an option to purchase 220,000 shares of Asyst Common Stock. The option will have a term of ten years, and the shares will vest ratably on each of the first four anniversaries of the grant date (i. e. 55,000 shares per year). The option grant date will be the last trading day of the month in which your grant is approved by Asyst's Board of Directors and the exercise price of the option shares will be the closing market price for Asyst Common Stock on that date.

RESTRICTED STOCK: You will also receive a Restricted Stock Award of 30,000 shares of Asyst Common at the par value of $.01 per share. These shares will vest in full after twelve (12) months of continuous employment in good standing with Asyst. The award grant date will also be the last trading day of the month in which your grant is approved by Asyst's Board of Directors.

During your employment with Asyst, you would be expected to establish and maintain a professional, cordial relationship with co-workers, management, suppliers and customers. You would be expected to learn the requirements of the position and demonstrate the ability to meet satisfactory performance for this position. You would also be expected to actively participate in Asyst's quality improvement processes. You also would be expected at all times to abide by all Asyst policies and procedures and legal or regulatory requirements applicable to your employment and position as a corporate officer.

Asyst offers what we feel is a very competitive benefits package, which would be available to your upon your employment. A brief summary of those benefits is attached for your review. You will need to review carefully the specific benefit plans to determine your specific eligibility and the specific the terms and conditions applicable to any benefits. Please note that under current benefit plan requirements, if an Asyst employee requests medical and dental coverage, the employee is required to pay approximately 5% of the employee premium, and if covering dependents, the employee is required to pay approximately 15% of the dependent premium. Also, there is a 401(k) Plan available to employees interested in tax-deferred income and investment options as well as an Executive Deferred Compensation Program (EDCP). It is understood that all benefits and plan terms and conditions are subject to change without notification.

You understand and agree that Asyst may revoke or change this offer of employment at any time and for any reason, without obligation or liability to you. You also understand and agree that if you do accept employment with Asyst, your employment will at all times be "at will". It is not for a specific term and can be terminated by you or by the Company at any time, for any reason, with or without cause and with or without notice. Any contrary representations, promises or assurances which may have been made or which may be made to you, concerning any aspect of your employment, are superseded by this offer and of no binding effect on Asyst. And as noted above, this employment offer, and the benefits identified, are subject to formal approval by Asyst's Board of Directors.

Any additions or modifications of these terms would have to be in writing and signed by yourself, your prospective manager, and the Sr. Director of Human Resources.

You also must be able to provide appropriate identification establishing your identity and legal right to work within the United States, and complete and return a form I-9 within the first three (3) days of your employment. This offer is also contingent upon satisfactory background and reference checks. In this regard, you will be asked to consent to Asyst obtaining such background information and references as it deems reasonably necessary, including confirmation of your past employment history, Social Security verification and Criminal background.

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Warren Kocmond
April 5, 2004
Page 3 of 3

As a further condition of our offer and your initial and continuing employment with Asyst, you will be expected to sign and comply with certain agreements and all Asyst policies and procedures, concerning benefits, confidential information, assignment of inventions, arbitration of disputes, business conduct, among others. In this regard, you will be asked to sign and return in conjunction with your acceptance of this offer the enclosed Proprietary Information Agreement, Agreement to Arbitrate Disputes and Claims, and Code of Business Conduct. These agreements, and the additional policies and procedures applicable to you at all times during employment with Asyst, contain important conditions effecting your employment and your legal rights in general. Please read and review them carefully and feel free to consult with your attorney or other advisor concerning their terms, significance and effect on you.

We hope you will give our offer positive consideration, and we look forward to having you as part of our team. If this offer is acceptable, please sign, date and return this letter, along with the enclosed additional documents to Human Resources.

If there are any questions or concerns, please contact myself or Dorothy Jones, Sr. Director of Human Resources.

Sincerely,

/s/ Stephen S. Schwartz                   /S/ Dorothy Jones
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Stephen S. Schwartz                       Dorothy Jones
Chairman & CEO                            Sr. Director, Human Resources

AGREED AND ACCEPTED:

I understand and agree to the terms and conditions of this offer of employment with Asyst Technologies, Inc. I also specifically understand that Asyst may revoke this offer at any time, and for any reason, prior to my actual commencement of employment and without obligation or liability to me, and that my continuing employment thereafter with shall be "at will", subject to my compliance with all policies or procedures in effect, and terminable by me or by Asyst at any time, for any reason, with or without cause and with or without notice. I also specifically understand that this employment offer, and the benefits identified, are subject to formal approval by Asyst's Board of Directors.

/s/ Warren Kochman                        April 10, 2004
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Warren Kochman                            Date

4.26.04
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Start Date

Attachments:   Proprietary Information Agreement
               Agreement to Arbitrate Disputes and Claims
               Code of Business Conduct
               Change of Control